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                                                                       EXHIBIT 5

April 17, 2000                                            Direct: (415) 393-2188
                                                                 treddy@mdbe.com
Westamerica Bancorporation
4550 Mangels Boulevard
Fairfield, CA  94585

                       Registration Statement on Form S-4

Ladies and Gentlemen:

                  We have acted as counsel for Westamerica Bancorporation, a California corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company under the Securities Act of 1933, as amended, relating to the registration of up to 800,000 shares of Common Stock, no par value, of the Company to be issued to shareholders of common stock of First Counties Bank in accordance with that certain Agreement and Plan of Reorganization and Merger dated as of March 14, 2000, among the Company, Westamerica Bank and First Counties Bank.

                  We are of the opinion that the foregoing securities have been duly authorized and, when sold pursuant to the terms described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the proxy statement/prospectus included therein.


                                   Very truly yours,

                            McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


                            By /s/ Thomas G. Reddy

                                      A Member of the Firm